Exhibit 99.1

United Fire Group, Inc. Announces Management Will Ring The Nasdaq Stock Market Opening Bell
CEDAR RAPIDS, IOWA-April 20, 2016-United Fire Group, Inc. (Nasdaq: UFCS) (the "Company" or "UFG") announced today that Randy Ramlo, President and Chief Executive Officer of United Fire Group, Inc. and members of management of United Fire Group, Inc. will visit the Nasdaq MarketSite in Time Square, New York City, NY on Monday April 25, 2016, in celebration of the Company's 30-year anniversary of being listed on the Nasdaq. United Fire Group, Inc.'s common stock began its listing on the Nasdaq on May 8, 1986. In honor of the occasion, Mr. Ramlo will ring the opening bell. Mr. Ramlo will also participate in an interview shortly after opening the market, which will be broadcast live on the Nasdaq's Facebook page. Interested persons may watch on social media at:
Social Media: For multimedia features such as exclusive content, photo postings, status updates and video of bell ceremonies please visit the Nasdaq Facebook page at:
http://www.facebook.com/NASDAQ
For photos from ceremonies and events visit the Nasdaq Instagram Page:
http://instagram.com/nasdaq
For livestream of ceremonies and events visit the Nasdaq YouTube Page:
http://www.youtube.com/nasdaq/live
For news tweets, please visit the Nasdaq Twitter page at:
http://twitter.com/nasdaq
For exciting viral content and ceremony photos visit the Nasdaq Tumblr Page:
http://nasdaq.tumblr.com/
Webcast: A LiveStream of the Nasdaq Opening Bell will be available at:
https://new.livestream.com/nasdaq/live or http://www.nasdaq.com/about/marketsitetowervideo.asx
Photos: To obtain a hi-resolution photograph of the Market Open, please go to http://business.nasdaq.com/discover/market-bell-ceremonies and click on the market open of your choice.

ABOUT UNITED FIRE GROUP, INC.: Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance, and selling annuities.
Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.
Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,250 independent life agencies and rated "A-" (Excellent) by A.M. Best Company.
For more information about United Fire Group, Inc. visit www.unitedfiregroup.com.

CONTACT: Randy Patten, Director of SEC Reporting and Investor Relations, 319-286-2537 or rpatten@unitedfiregroup.com